Exhibit 4.6

DESCRIPTION OF SECURITIES OF

EXCELFIN ACQUISITION CORP.

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2021, ExcelFin Acquisition Corp. (the “Company,” “we,” “us” and “our”) had three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Act”): Units, consisting of one share of Class A common stock and one-half of one redeemable warrant, Class A common stock, par value $0.0001, and warrants. The following description of our capital stock summarizes certain provisions of our certificate of incorporation. The description is intended as a summary, and is qualified in its entirety by reference to our certificate of incorporation, a copy of which has been filed as an exhibit to this Annual Report on Form 10-K. Defined terms used herein, but otherwise not defined, shall have the meaning ascribed to them in this Annual Report on Form 10-K.

We are a Delaware corporation and our affairs will be governed by our certificate of incorporation, the DGCL and laws of Delaware. Pursuant to our certificate of incorporation, our authorized capital stock consists of 200,000,000 shares of Class A common stock, $0.0001 par value each, 50,000,000 shares of Class B common stock, $0.0001 par value each, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value each.

UNITS

Each unit consists of one share of Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of  $11.50 per share, subject to adjustment as described herein. Pursuant to the warrant agreements, a warrant holder will be able to exercise its warrants only for a whole number of the company’s shares of Class A common stock. This means only a whole warrant may be exercised at any given time by a warrant holder.

The shares of Class A common stock and warrants constituting the units began separate trading on December 13, 2021. Holders have the option to continue to hold units or separate their units into the component securities. Holders will need to have their brokers contact our transfer agent in order to separate the units into shares of Class A common stock and warrants. Additionally, the units will automatically separate into their component parts and will not be traded after completion of our initial business combination. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

COMMON STOCK

Upon the closing of out IPO, 28,750,000 shares of our common stock were issued and outstanding, including:

1.	23,000,000 shares of Class A common stock underlying the units being offered in our IPO; and
2.	5,750,000 shares of Class B common stock held by our initial stockholders.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders and vote together as a single class, except as required by law. On any matter submitted to a vote of our stockholders, holders of our Class B common stock and holders of our Class A common stock will vote together as a single class, except as required by applicable law or stock exchange rule.

Unless specified in our certificate of incorporation or bylaws, or as required by applicable law or stock exchange rules, the affirmative vote of holders of a majority of the outstanding shares of our common stock that are voted is required to approve any such matter voted on by our stockholders. Our board of directors will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Because our certificate of incorporation authorizes the issuance of up to 200,000,000 shares of Class A common stock, if we were to enter into a business combination, we may (depending on the terms of such a business combination) be required to increase the number of shares of Class A common stock which we are authorized to issue at the same time as our stockholders vote on the business combination to the extent we seek stockholder approval in connection with our initial business combination.

In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. Under Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with our bylaws unless such election is made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors prior to the consummation of our initial business combination, and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the consummation of our initial business combination, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

Pursuant to our certificate of incorporation, if we have not completed our initial business combination within the completion window, we will (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our initial stockholders have entered into a letter agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our initial business combination within the completion window. However, if our initial stockholders or any of our directors, officers or affiliates acquire public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the company after a business combination, our stockholders at such time will be entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we will provide our stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable), upon the completion of our initial business combination, subject to the limitations described herein.

FOUNDER SHARES

The founder shares are designated as shares of Class B common stock and are identical to the shares of Class A common stock included in the units sold in our IPO, and holders of founder shares have the same stockholder rights as public stockholders, except that: (1) the founder shares are subject to certain transfer restrictions contained in a letter agreement that our initial stockholders, directors and officers have entered into with us, as described in more detail below; (2) pursuant to such letter agreement, our initial stockholders, directors and officers have agreed to waive: (i) their redemption rights with respect to any founder shares and public shares held by them, as applicable, in connection with the completion of our initial business combination; (ii) their redemption rights with respect to any founder shares and public shares held by them in connection with a stockholder vote to amend our certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within the completion window or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (iii) their rights to liquidating distributions from the trust account with respect to any founder shares they hold if we fail to complete our initial business combination within the completion window (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame); (3) the founder shares will automatically convert into shares of our Class A common stock at the time of our initial business combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described in more detail below; and (4) the founder shares are entitled to registration rights. If we submit our initial business combination to our public stockholders for a vote, our initial stockholders, directors and officers have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with us, to vote any founder shares and public shares held by them in favor of our initial business combination.

The shares of Class B common stock will automatically convert into Class A common stock at the time of our initial business combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in our IPO and related to the closing of our initial business combination (other than the forward purchase units), the ratio at which the shares of our Class B common stock will convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the issued and outstanding shares of our Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of all shares of our common stock issued and outstanding upon the completion of our IPO, plus all shares of our Class A common stock and equity-linked securities issued or deemed issued in connection with our initial business combination, excluding the forward purchase units and any shares or equity-linked securities issued, or to be issued, to any seller in our initial business combination.

Pursuant to a letter agreement that our initial stockholders, directors and officers have entered into with us, with certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our directors and officers and other persons or entities affiliated with our sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of: (A) one year after the completion of our initial business combination; and (B) subsequent to our initial business combination (x) if the last reported sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and other similar transactions) for any 20-trading days within any 30-trading day period commencing at least 150 days after our initial business combination or (y) the date on which we complete a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of our public stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

PREFERRED STOCK

Our certificate of incorporation authorizes 1,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors are authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able to, without stockholder approval, issue shares of preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no shares of preferred stock issued and outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

WARRANTS

Public Stockholders’ Warrants

Each whole public warrant entitles the registered holder to purchase one share of our Class A common stock at a price of  $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of our IPO and 30 days after the completion of our initial business combination. Pursuant to the public warrant agreement, a public warrant holder may exercise its public warrants only for a whole number of shares of Class A common stock. This means only a whole public warrant may be exercised at a given time by a public warrant holder. No fractional public warrants will be issued upon separation of the units and only whole public warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole public warrant. The public warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the public warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to our satisfying our obligations described below with respect to registration. No public warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their public warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised public warrants, the purchaser of a unit containing such public warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our reasonable best efforts to file with the SEC, and within 60 business days following our initial business combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the public warrants and to maintain a current prospectus relating to those shares of Class A common stock until the public warrants expire or are redeemed. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a public warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

We have agreed that any action, proceeding or claim against us arising out of or relating in any way to the public warrant agreement will be brought and enforced in the courts of the City of New York, County of New York, State of New York, the United States District Court for the Southern District of New York or the federal district courts of the United States, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. However, the enforceability of similar exclusive forum provisions (including exclusive forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act or the Exchange Act) in other companies’ organizational documents has been challenged in legal proceeds, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in our public warrant agreement. Notwithstanding the foregoing, these provisions of the public warrant agreement will not apply to suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreements. Additionally, our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Redemption of Public Warrants.  Once the public warrants become exercisable, we may call the public warrants for redemption:

3.	in whole and not in part;
4.	at a price of $0.01 per public warrant;

5.	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each public warrant holder; and
6.

if, and only if, the last reported sale price of the Class A common stock has been at least $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any ten (10) trading days within the twenty (20) trading-day period ending on the third (3rd) trading day prior to the date on which the notice of redemption is given to the public warrant holders.

If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the public warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price as well as the $11.50 public warrant exercise price after the redemption notice is issued.

Redemption Procedures and Cashless Exercise.  If we call the public warrants for redemption as described above, our management will have the option to require all holders that wish to exercise public warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of public warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the public warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the public warrants, multiplied by the excess of the “fair market value” (as defined below) of the shares of Class A common stock over the exercise price of the public warrants by (y) the “fair market value.” For purposes of this paragraph, the “fair market value” means the volume-weighted last reported price of the shares of Class A common stock as reported for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holder of the public warrants or its securities broker or intermediary, pursuant to the public warrant agreement. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a public warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the public warrants after our initial business combination. If we call our public warrants for redemption and our management does not take advantage of this option, our sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their public warrants on a cashless basis, as described in more detail below.

A holder of a public warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments.   If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of  (1) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (2) one minus the quotient of  (x) the price per share of Class A common stock paid in such rights offering divided by (y) the historical fair market value. For these purposes if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion. For purposes of this paragraph, “historical fair market value” means the volume-weighted average price of the shares of Class A common stock during the ten trading day period ending on the trading day prior to the first date on which the Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. Notwithstanding anything to the contrary, no shares of Class A common stock shall be issued at less than their par value.

In addition, if we, at any time while the public warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the public warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A common stock in connection with a stockholder vote to amend our certificate of incorporation to modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of our Class A common stock if we do not complete our initial business combination within the completion window, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the exercise price of a public warrant will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the public warrants is adjusted, as described above, the public warrant exercise price will be adjusted by multiplying the public warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the public warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In addition, if  (x) we issue additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at a newly issued price of less than $9.20 per share of Class A common stock (with such newly issued price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our Class A common stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination is below $9.20 per share, then the exercise price of the public warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the volume weighted average trading price of our Class A common stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination and the newly issued price and the $18.00 per share redemption trigger price described under “Redemption of public warrants” above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the volume weighted average trading price of our Class A common stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination and the newly issued price.

In case of any reclassification or reorganization of the issued and outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their public warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each public warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the shares of Class A common stock (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s certificate of incorporation or as a result of the redemption of the shares of Class A common stock by the Company if a proposed initial business combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) securities representing more than 50% of the aggregate voting power, including the power to vote on the election of directors of the Company, of the issued and outstanding equity securities of the Company, and (for the avoidance of doubt) such tender offer results in a change of control of the Company, the holder of a public warrant shall be entitled to receive as the alternative issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the public warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the public warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over- the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the public warrant properly exercises the public warrant within 30 days following public disclosure of such transaction, the public warrant exercise price will be reduced as specified in the public warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the public warrant agreement) of the public warrant. The purpose of such exercise price reduction is to provide additional value to holders of the public warrants when an extraordinary transaction occurs during the exercise period of the public warrants pursuant to which the holders of the public warrants otherwise do not receive the full potential value of the public warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the public warrant holder for the loss of the option value portion of the public warrant due to the requirement that the public warrant holder exercise the public warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The public warrants were issued in registered form under the public warrant agreement between American Stock Transfer & Trust Company, LLC, as warrant agent, and us. You should review a copy of the public warrant agreement, which was filed as an exhibit to the registration statement relating to our IPO, for a description of the terms and conditions applicable to the public warrants. The public warrant agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any other modification or amendment, including any modification or amendment to increase the exercise price of the public warrants or shorten the exercise period.

The public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of public warrants being exercised. The public warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their public warrants and receive shares of Class A common stock.

Private Placement Warrants

The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions as described under “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters—Transfers of Founder Shares and Private Placement Warrants,” to our officers and directors and other persons or entities affiliated with our sponsor) and will not be redeemable by us.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “sponsor fair market value” (as defined below) of the Class A common stock over the exercise price of the private placement warrants Warrant Price by (y) the “sponsor fair market value.” For purposes of this paragraph, the “sponsor fair market value” means the volume-weighted average reported closing price of the common stock for the ten trading days ending on the third trading day prior to the date on which the notice of exercise of the private placement warrants is sent to the warrant agent. The reason that we have agreed that the private placement warrants will be exercisable on a cashless basis is because it is not known at this time whether our sponsor or its permitted transferees will be affiliated with us following a business combination. If our sponsor or its permitted transferees remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their public warrants and sell the shares of Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise the private placement warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended initial business combination, our sponsor, an affiliate of our sponsor or our officers and directors may, but none of them is obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts out of the proceeds of the trust account released to us. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into warrants at a price of  $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants issued to our sponsor.

FORWARD PURCHASE UNITS

We entered into a forward purchase agreement with the Sponsor Affiliates, pursuant to which such affiliates committed that they will purchase from us up to 6,500,000 forward purchase units, consisting of one share of Class A common stock (the “forward purchase shares”) and one-half of one warrant to purchase one share of Class A common stock (the “forward purchase warrants”), for $10.00 per unit, or an aggregate amount of up to $65,000,000, in a private placement that will close concurrently with the closing of our initial business combination. The proceeds from the sale of these forward purchase units, together with the amounts available to us from the trust account (after giving effect to any redemptions of public shares) and any other equity or debt financing obtained by us in connection with the business combination, will be used to satisfy the cash requirements of the business combination, including funding the purchase price and paying expenses and retaining specified amounts to be used by the post-business combination company for working capital or other purposes. To the extent that the amounts available from the trust account and other financing are sufficient for such cash requirements, the Sponsor Affiliates may purchase less than 6,500,000 forward purchase units. In addition, each Sponsor Affiliate’s commitment under the forward purchase agreement will be subject to approval, prior to our entering into a definitive agreement for our initial business combination, of its investment committee as well as customary closing conditions under the forward purchase agreement. The forward purchase shares will be identical to the Class A common stock included in the units sold in our IPO, except that they will be subject to transfer restrictions and registration rights, as described herein. The forward purchase warrants will have the same terms as the private placement warrants.

DIVIDENDS

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to our initial business combination will be within the discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness in connection with our initial business combination, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

OUR TRANSFER AGENT AND WARRANT AGENT

The transfer agent for our common stock and warrant agent for our warrants is American Stock Transfer & Trust Company, LLC. We have agreed to indemnify American Stock Transfer & Trust Company, LLC in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

CERTAIN ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

7.	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);
8.	an affiliate of an interested stockholder; or
9.	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.
10.	A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:
11.	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;
12.

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

13.

on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf of our company, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of our company to our company or our stockholders, or any claim for aiding and abetting any such alleged breach, (3) action asserting a claim against our company or any director, officer or employee of our company arising pursuant to any provision of the DGCL or our certificate of incorporation or our bylaws, or (4) action asserting a claim against us or any director, officer or employee of our company governed by the internal affairs doctrine except for, as to each of  (1) through (4) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination) or (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or otherwise arising under federal securities laws, for which the federal district courts of the United States of America shall be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in our certificate of incorporation. If any action the subject matter of which is within the scope the forum provisions is filed in a court other than a court located within the State of Delaware, a foreign action, in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions, an enforcement action, and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

Notwithstanding the foregoing, our warrant agreements provide that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim.

SPECIAL MEETING OF STOCKHOLDERS

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our chief executive officer or by our chairperson, if any.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Our bylaws provide for advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to

Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws will also specify requirements as to the form and content of a stockholder’s notice. Our bylaws will allow the chairperson of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

REGISTRATION RIGHTS

The holders of the founder shares, private placement warrants and any warrants that may be issued on conversion of working capital loans (and any shares of Class A common stock issuable upon the exercise of the private placement warrants or warrants issued upon conversion of the working capital loans and upon conversion of the founder shares) are entitled to registration rights pursuant to a registration rights agreement requiring us to register such securities for resale (in the case of the founder shares, only after conversion to shares of our Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that we will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period as described under “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters—Transfers of Founder Shares and Private Placement Warrants.” We will bear the expenses incurred in connection with the filing of any such registration statements.

Pursuant to the forward purchase agreement, we have agreed that we will use our commercially reasonable efforts to file within 30 days after the closing of the initial business combination a registration statement with the SEC for a secondary offering of the forward purchase shares and the forward purchase warrants (and the underlying Class A common stock) and to cause such registration statement to be declared effective as soon as practicable after it is filed.

LISTING OF SECURITIES

Our units, Class A common stock and warrants have been listed on Nasdaq under the symbols “XFINU,” “XFIN” and “XFINW respectively.